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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 15, 2004
(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION
(Exact name of registrant as specified in its charter)

New York (State of Incorporation)	1-2360 (Commission File Number)	13-0871985 (IRS employer Identification No.)
ARMONK, NEW YORK (Address of principal executive offices)		10504 (Zip Code)
914-499-1900 (Registrant's telephone number)

Item 5.    Other Events

        The registrant's press release dated January 15, 2004 regarding its financial results for the periods ended December 31, 2003, including consolidated financial statements for the periods ended December 31, 2003, is Attachment I of this Form 8-K.

        Attachment II of this Form 8-K is the transcript of IBM's Chief Financial Officer John R. Joyce's fourth quarter earnings presentation to securities analysts on Thursday, January 15, 2004.

        Attachment III of this Form 8-K are the charts for IBM's Chief Financial Officer John R. Joyce's fourth quarter earnings presentation to securities analysts on Thursday, January 15, 2004.

        Attachment IV of this Form 8-K is reconciliation information in connection with certain information in Attachment II.

        All of the statements and information in Attachment I, Attachment II, Attachment III and Attachment IV of this Form 8-K are hereby filed under this Item 5 except for the following statements and information in Attachments I, II and III that are furnished pursuant to Item 12:

ATTACHMENT I (PRESS RELEASE):

        The following statement from the third paragraph of Page 3: "and $1.1 billion associated with 2002 actions".

        The following statement from the seventh paragraph of Page 3: "which included $2.5 billion in after-tax charges associated with 2002 actions,"

ATTACHMENT II (TRANSCRIPT):

        The following statements from Page 3:

  •
  ",but up 18% from last year before charges taken in the 4th quarter with the acquisition of PwC Consulting".

  •
  ",but up 12% year to year before the PwC Consulting charges and the 2nd-quarter actions last year".

  •
  "It was $12.7 billion excluding Global Financing Receivables, up $2.2 billion year-to-year."

        The following statements from Page 6:

  "Without those charges last year, Total Expense and Other Income grew 3%."

  •
  ",Total Expense-to-revenue improved by 1.4 points".

        The following statement from page 7:

  •
  ",SG&A expense-to-revenue improved nearly 2 points".

        The following statement from Page 8:

  "So, Net Cash Provided from Operations, excluding the change in Global Financing Receivables, was $12.7 billion, up $2.2 billion from last year."

        The following statements from Page 9:

        "Let me make a subtotal here since many investors look at cash flow after Capital Expenditures."

  •
  "We generated $8.7 billion, $2.8 billion more than last year."

ATTACHMENT III (CHARTS):

        In the Chart on Page 8 titled "IBM EXPENSE SUMMARY":

  •
  the two columns titled "Yr/Yr w/o Chgs", including all the data in such columns; and

  •
  the words "$1.6B 2Q02 and" in the second footnote to such chart.

        In the Chart on Page 9 titled "IBM CASH FLOW ANALYSIS", the row identified as "Net cash from Operations (Cont Ops), excl GF rec.", including all the data in such row.

        In the Chart on Page S1 titled "IBM FINANCIAL SUMMARY":

  •
  all the data in both columns titled "Yr/Yr w/o Chgs", except for the data in the row identified as "EPS".

  •
  the row identified as "Net Cash from Ops. (Ex. Global Fin. A/R)", including all the data in such row; and

  •
  the words "$1.6B 2Q02 and" in the second footnote to such chart.

        In the Chart on Page S5 titled "IBM CASH FLOW ANALYSIS—QUARTER", the row identified as "Net cash from Operations (Cont Ops), excl GF rec.", including all the data in such row.

        In the Chart on Page S7 titled "RECONCILIATION TO NET CASH FROM OPERATIONS EXCLUDING GF RECEIVABLES AND INCLUDING NET CAPITAL INVESTMENTS":

  •
  the row identified as "Net cash from Operations (Cont. Ops.), excl GF rec incl Net Capital Investments", including all the data in such row.

  •
  the row identified as "Net cash from Operations (Cont. Ops.), excl GF rec", including all the data in such row.

        In the Chart on Page S8 titled "RECONCILIATION FOR COMPARATIVE TRENDS":

  •
  the column titled as "2Q02 Charges", including all the data in such column except for the number in the row identified as "Other (Income) & Expense";

  •
  the column titled as "2Q02 w/o Chgs", including all the data in such column except for the numbers in the rows identified as "Revenue", "Shares (Diluted) (M)" and "EPS"; and

  •
  the column titled as "B/(W) Yr/Yr w/o Chgs", including all the data in such column except for the numbers in the rows identified as "Revenue", "Shares (Diluted) (M)" and "EPS".

        In the Chart on Page S9 titled "RECONCILIATION FOR COMPARATIVE TRENDS":

  •
  the column titled as "4Q02 w/o Chgs", including all the data in such column except for the numbers in the rows identified as "Revenue", "Shares (Diluted) (M)" and "EPS"; and

  •
  the column titled as "B/(W) Yr/Yr w/o Chgs", including all the data in such column except for the numbers in the rows identified as "Revenue", "Shares (Diluted) (M)" and "EPS".

        In the Chart on Page S10 titled "RECONCILIATION FOR COMPARATIVE TRENDS":

  •
  the column titled as "FY02 Charges", including all the data in such column except for the number in the row identified as "Other (Income) & Expense";

  •
  the column titled as "FY02 w/o Chgs", including all the data in such column except for the numbers in the rows identified as "Revenue", "Shares (Diluted) (M)" and "EPS"; and

  •
  the column titled as "B/(W) Yr/Yr w/o Chgs", including all the data in such column except for the numbers in the rows identified as "Revenue", "Shares (Diluted) (M)" and "EPS".

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        All the statements and information in Attachment I, Attachment II and Attachment III of this Form 8-K that are not filed pursuant to Item 5 are hereby furnished under Item 12.

        IBM's web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 15, 2004
	By:	/s/ ROBERT F. WOODS (Robert F. Woods) Vice President and Controller

Attachment I

IBM REPORTS 2003 FOURTH-QUARTER AND FULL-YEAR RESULTS

        ARMONK, N.Y., January 15, 2004… IBM today announced fourth-quarter 2003 diluted earnings per common share of $1.56 from continuing operations compared with diluted earnings of $1.11 per share in the same period of 2002, an increase of 41 percent. The prior-year period included $.23 per diluted share for charges primarily associated with the acquisition of PricewaterhouseCoopers Consulting (PwCC). Without these charges, diluted earnings per share from continuing operations improved 16 percent year over year. Income from continuing operations for the same period of 2003 was $2.7 billion compared with $1.9 billion a year ago, an increase of 42 percent, including $405 million for the after-tax charges primarily related to the PwCC acquisition. Fourth-quarter revenues from continuing operations were $25.9 billion, up 9 percent compared with revenues of $23.7 billion in the 2002 period.

        Samuel J. Palmisano, IBM chairman and chief executive officer, said: "This was a very good quarter for IBM and an encouraging end to a year in which we steadily gained momentum and posted record revenues. Our pretax earnings and earnings per share were up double digits for 2003, and we ended the year with more than $7.6 billion in cash.

        "IBM's product and services portfolio—fueled by unmatched innovation capability—is very strong and getting stronger. With few exceptions, the company performed well across the board. We had more than $17 billion in services signings, and good growth in our industry-leading server and WebSphere businesses. Most encouraging is that our On Demand strategy is today a reality—it has entered the mainstream, and it is increasingly driving our business results.

        "The company's performance would not be possible had we not made investments during the downturn and fundamentally repositioned IBM for leadership in the high-value enterprise space, which remains our sole focus. We are gratified that the strategies and investments are paying off, and that team IBM is executing on behalf of our clients.

        "We enter 2004 with good momentum. The client buying environment is steadily improving. We are enthusiastic about our prospects for this year and beyond."

        Fourth-quarter revenue growth of 9 percent (1 percent at constant currency) was driven by growth in all geographies. In the Americas, fourth-quarter revenues from continuing operations were $10.6 billion, up 4 percent (1 percent at constant currency) from the same period last year. Revenues from Europe/Middle East/Africa were $9.1 billion, an increase of 17 percent (1 percent at constant currency). Asia-Pacific revenues rose 13 percent (3 percent at constant currency) to $5.4 billion. OEM revenues decreased 14 percent (14 percent at constant currency) to $714 million compared with 2002's fourth quarter.

        Revenues grew at double digits in four of IBM's six industry sectors in the fourth quarter, led by the largest sector, Financial Services, which grew at 17 percent year over year.

        Revenues from Global Services, including maintenance, increased 8 percent (down 1 percent at constant currency) to $11.4 billion in the fourth quarter. Global Services revenues, excluding maintenance, increased 8 percent as well (down 1 percent at constant currency). IBM signed $17.3 billion in services contracts in the fourth quarter including three contracts over $1 billion and an additional 18 contracts in excess of $100 million each. The estimated services backlog, including Strategic Outsourcing, Business Consulting Services, Integrated Technology Services and maintenance, was $120 billion at December 31, 2003.

        Hardware revenues from continuing operations were $9.1 billion, an increase of 12 percent (4 percent at constant currency) from the 2002 fourth quarter. Total Systems Group revenues were

1

$4.9 billion, up 18 percent. Revenues from zSeries mainframes, benefiting from a full quarter of new technology availability on the z990 products, increased significantly as a result of strong deliveries of zSeries computing power as measured in MIPS (millions of instructions per second), which increased 62 percent versus the year-ago period. Systems Group's eServer revenues increased for xSeries Intel processor-based servers and pSeries UNIX-based servers. Revenues also were higher for iSeries midrange servers. As a result of growth in tape and DASD FAStT products, Storage Systems revenues increased year over year as well.

        Personal Systems Group revenues increased 16 percent to $3.5 billion primarily from higher revenues for personal computers, particularly mobile products, as increased volumes more than offset reductions in prices. Technology Group revenues decreased 20 percent to $775 million, partially attributable to actions taken in 2002 to refocus and direct the microelectronics business to the high-end foundry, ASICs and standard products, while creating a new technology services business. These actions included the divestiture of multiple non-core businesses.

        Revenues from software were $4.3 billion, an increase of 12 percent (2 percent at constant currency) compared with the fourth quarter of 2002. Revenues from IBM's middleware brands, which include WebSphere, DB2, Rational, Tivoli and Lotus products, increased 14 percent to $3.4 billion in the fourth quarter of 2003. Operating systems revenues increased 6 percent to $683 million compared with the year-ago period.

        Revenues in the fourth quarter increased 10 percent from WebSphere, software which facilitates customers' ability to manage a wide variety of business processes through the Web. Revenues for DB2 database software increased 3 percent. Revenues from Tivoli software—which enables customers to centrally manage networks and storage—increased 17 percent, and revenues for Lotus software, which enables customers to communicate, collaborate and learn effectively, increased 2 percent. Revenues from Rational (comprehensive software development tools) which was acquired during the first quarter of 2003 accounted for approximately 42 percent of the fourth-quarter 2003 middleware revenue increase.

        Global Financing revenues decreased 12 percent (18 percent at constant currency) in the fourth quarter to $734 million. Revenues from the Enterprise Investments/Other area, which includes industry-specific IT solutions such as product life-cycle management software, increased 5 percent (down 4 percent at constant currency) to $360 million compared with the fourth quarter of 2002.

        The company's total gross profit margin from continuing operations was 38.4 percent in the 2003 fourth quarter, compared to 38.8 percent from the same period in 2002.

        Total expense and other income from continuing operations in the fourth quarter of 2003 was $6.1 billion, 6 percent lower from the year-ago period (which included pre-tax charges of about $575 million primarily associated with the PwCC transaction). Selling, general and administrative expense was $4.9 billion, a decrease of 10 percent year over year (last year's expense included the charges related to PwCC), while research, development and engineering expense increased 12 percent to $1.3 billion compared with the same period of 2002 (fourth-quarter 2003 expense includes the effect of acquisitions by the Software Group). Intellectual property and custom development income decreased 15 percent. Other (income) and expense was $124 million of expense in the fourth quarter of 2003 versus $116 million in the same period last year primarily from higher foreign exchange losses on hedging contracts.

        IBM's effective tax rate from continuing operations in the fourth-quarter 2003 was 30.0 percent compared with 29.5 percent in the fourth quarter of 2002.

        For total operations, net income for the fourth quarter of 2003, including discontinued operations, was $2.7 billion, or $1.55 per diluted common share, compared with fourth-quarter 2002 net income of

2

$1.0 billion, or $.59 per diluted share, which included $1.0 billion in after-tax charges associated with 2002 actions, or $.59 per diluted share for charges.

        Share repurchases totaled approximately $3.1 billion in the fourth quarter. The weighted average number of diluted common shares outstanding in the quarter was 1.75 billion compared with 1.73 billion shares in the same period of 2002.

Full-Year 2003 Results

        For the year ended December 31, 2003, income from continuing operations was $7.6 billion compared with $5.3 billion for the same period of 2002, which included after-tax charges of $433 million related to the acquisition of PwCC and $1.1 billion associated with 2002 actions. Diluted earnings per common share from continuing operations was $4.34 compared with $3.07 after the 2002 charges of $.88 per diluted share, an increase of 41 percent. Without these charges, diluted earnings per share from continuing operations improved 10 percent year over year. Revenues from continuing operations totaled $89.1 billion, up 10 percent compared with 2002 revenues of $81.2 billion.

        Full-year revenue growth of 10 percent (3 percent at constant currency) was driven by growth in all geographies. In the Americas, full-year revenues were $38.1 billion, up 5 percent (4 percent at constant currency) from the 2002 period. Revenues from Europe/Middle East/Africa were $29.1 billion, an increase of 20 percent (3 percent at constant currency) from the 2002 period. Asia-Pacific revenues were up 13 percent (5 percent at constant currency) at $19.3 billion. OEM revenues decreased 21 percent (22 percent at constant currency) to $2.6 billion.

        Revenues in all six of IBM's industry sectors grew for the full year, with four of the sectors growing by double digits.

        Revenues from Global Services in 2003 totaled $42.6 billion, an increase of 17 percent (9 percent at constant currency). Hardware revenues were $28.2 billion, an increase of 3 percent (down 3 percent at constant currency). Software revenues totaled $14.3 billion, an increase of 9 percent (2 percent at constant currency). Global Financing revenues totaled $2.8 billion, a decrease of 13 percent (18 percent at constant currency). Revenues from the Enterprise Investments/Other area increased 5 percent (down 3 percent at constant currency) to $1.1 billion.

        For total operations, net income, including discontinued operations, was $7.6 billion, or $4.32 per diluted common share, compared with $3.6 billion, or $2.06 per diluted share, which included $2.5 billion in after-tax charges associated with 2002 actions, or $1.47 per diluted share for the charges.

        Share repurchases totaled approximately $4.4 billion in 2003. The weighted average number of diluted common shares outstanding in 2003 was 1.76 billion compared with 1.73 billion shares in the same period of 2002. As of December 31, 2003, there were 1.69 billion basic common shares outstanding.

        Debt, including Global Financing, totaled $23.6 billion, a decline of $2.4 billion from year-end 2002. From a management segment view, the non-global financing debt-to-capitalization ratio was 1.5 percent at the end of 2003, and Global Financing debt declined $564 million from year-end 2002 to a total of $23.3 billion, resulting in a debt-to-equity ratio of 6.9 to 1.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission (SEC).

3

Presentation of Information in this Press Release

        This release includes certain non-GAAP financial measures, as defined under SEC rules. The company provides a reconciliation of those measures to the most directly comparable GAAP measures and a list of the reasons why the company uses these measures, as part of the supplementary materials being presented within the fourth-quarter earnings materials. These materials are available on the IBM investor relations Web site at www.ibm.com/investor.

Conference Call and Webcast

        IBM's regular quarterly earnings conference call is scheduled to begin at 8:00 a.m. EST, today. Investors may participate by viewing the Webcast at www.ibm.com/investor/4q03.

Financial Results Attached

4

INTERNATIONAL BUSINESS MACHINES CORPORATION

COMPARATIVE FINANCIAL RESULTS

(Dollars in millions except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002	Percent Change	2003	2002	Percent Change
REVENUE
Global Services	$11,448	$10,575	8.3%	$42,635	$36,360	17.3%
Gross margin	24.8%	26.3%		25.2%	26.3%
Hardware	9,121	8,136	12.1%	28,239	27,456	2.9%
Gross margin	31.0%	31.2%		27.8%	27.1%
Software	4,250	3,801	11.8%	14,311	13,074	9.4%
Gross margin	88.8%	87.0%		86.5%	84.4%
Global Financing	734	829	-11.5%	2,826	3,232	-12.6%
Gross margin	52.2%	55.2%		55.8%	56.2%
Enterprise Investments/Other	360	343	5.0%	1,120	1,064	5.2%
Gross margin	41.7%	32.9%		43.4%	42.6%
TOTAL REVENUE	25,913	23,684	9.4%	89,131	81,186	9.8%
GROSS PROFIT	9,975	9,191	8.5%	33,018	30,284	9.0%
Gross margin	38.4%	38.8%		37.0%	37.3%
EXPENSE AND OTHER INCOME
S,G&A	4,874	5,440	-10.4%	17,852	18,738	-4.7%
% of revenue	18.8%	23.0%		20.0%	23.1%
R,D&E	1,349	1,204	12.0%	5,077	4,750	6.9%
% of revenue	5.2%	5.1%		5.7%	5.9%
Intellectual property and custom development income	(281)	(329)	-14.7%	(1,168)	(1,100)	6.1%
Other (income) and expense	124	116	7.5%	238	227	5.0%
Interest expense	31	48	-36.2%	145	145	0.0%
TOTAL EXPENSE AND OTHER INCOME	6,097	6,479	-5.9%	22,144	22,760	-2.7%
% of revenue	23.5%	27.4%		24.8%	28.0%
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,878	2,712	43.0%	10,874	7,524	44.5%
Pre-tax margin	15.0%	11.4%		12.2%	9.3%
Provision for income taxes	1,162	801	45.0%	3,261	2,190	48.9%
Effective tax rate	30.0%	29.5%		30.0%	29.1%
INCOME FROM CONTINUING OPERATIONS	$2,716	$1,911	42.2%	$7,613	$5,334	42.7%
Net margin	10.4%	8.1%		8.5%	6.6%
DISCONTINUED OPERATIONS
Loss from discontinued operations	(7)	(893)		(30)	(1,755)
NET INCOME	$2,709	$1,018	166.2%	$7,583	$3,579	111.9%

EARNINGS/(LOSS)PER SHARE OF COMMON STOCK:
ASSUMING DILUTION
CONTINUING OPERATIONS	$1.56	$1.11	40.5%	$4.34	$3.07	41.4%
DISCONTINUED OPERATIONS	(0.00)	(0.52)		(0.02)	(1.01)

TOTAL	$1.55*	$0.59	162.7%	$4.32	$2.06	109.7%

BASIC
CONTINUING OPERATIONS	$1.59	$1.12	42.0%	$4.42	$3.13	41.2%
DISCONTINUED OPERATIONS	(0.00)	(0.53)		(0.02)	(1.03)

TOTAL	$1.59	$0.60*	165.0%	$4.40	$2.10	109.5%

AVERAGE NUMBER OF COMMON SHARES OUT-STANDING (M's)
ASSUMING DILUTION	1,745.7	1,728.7		1,756.1	1,730.9
BASIC	1,708.5	1,699.1		1,721.6	1,703.2

*
Does not total due to rounding.

5

INTERNATIONAL BUSINESS MACHINES CORPORATION

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	At December 31, 2003	At December 31, 2002	Percent Change
(Dollars in millions)
ASSETS
Cash, cash equivalents, and marketable securities	$7,647	$5,975	28.0%
Receivables—net, inventories, prepaid expenses	37,232	35,677	4.4%
Plant, rental machines, and other property—net	14,689	14,440	1.7%
Investments and other assets	44,889	40,392	11.1%

TOTAL ASSETS	$104,457	$96,484	8.3%

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$6,804	$6,031	12.8%
Long-term debt	16,828	19,986	-15.8%

Total debt	23,632	26,017	-9.2%
Accounts payable, taxes, and accruals	31,820	28,519	11.6%
Other liabilities	21,141	19,166	10.3%

TOTAL LIABILITIES	76,593	73,702	3.9%
STOCKHOLDERS' EQUITY	27,864	22,782	22.3%

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$104,457	$96,484	8.3%

6

INTERNATIONAL BUSINESS MACHINES CORPORATION

SEGMENT DATA

	FOURTH QUARTER 2003
				Pre-tax Income (Loss) From Continuing Operations
	Revenue
					Pre-tax Margin
	External	Internal	Total
(Dollars in millions)
SEGMENTS
Global Services	$11,448	$752	$12,200	$1,138	9.3%
% change	8.3%	-1.7%	7.6%	83.8%
Systems Group	4,936	266	5,202	1,068	20.5%
% change	17.5%	100.0%	20.1%	30.1%
Personal Systems Group	3,478	48	3,526	9	0.3%
% change	15.9%	-20.0%	15.2%	-80.9%
Technology Group	775	207	982	(34)	-3.5%
% change	-19.5%	-9.2%	-17.5%	-181.0%
Software	4,250	466	4,716	1,461	31.0%
% change	11.8%	22.3%	12.8%	13.8%
Global Financing	732	432	1,164	321	27.6%
% change	-11.6%	34.2%	1.2%	15.5%
Enterprise Investments	340	1	341	(44)	-12.9%
% change	3.7%	0.0%	3.6%	50.6%
TOTAL SEGMENTS	25,959	2,172	28,131	3,919	13.9%
% change	9.5%	14.9%	9.9%	30.5%
Eliminations/Other	(46)	(2,172)	(2,218)	(41)
TOTAL IBM	$25,913	$0	$25,913	$3,878	15.0%
% change	9.4%		9.4%	43.0%
	FOURTH QUARTER 2002
				Pre-tax Income (Loss) From Continuing Operations
	Revenue
					Pre-tax Margin
	External	Internal	Total
(Dollars in millions)
SEGMENTS
Global Services	$10,575	$765	$11,340	$619	5.5%
Systems Group	4,200	133	4,333	821	18.9%
Personal Systems Group	3,002	60	3,062	47	1.5%
Technology Group	963	228	1,191	42	3.5%
Software	3,801	381	4,182	1,284	30.7%
Global Financing	828	322	1,150	278	24.2%
Enterprise Investments	328	1	329	(89)	-27.1%
TOTAL SEGMENTS	23,697	1,890	25,587	3,002	11.7%
Eliminations/Other	(13)	(1,890)	(1,903)	(290)
TOTAL IBM	$23,684	$0	$23,684	$2,712	11.4%

7

INTERNATIONAL BUSINESS MACHINES CORPORATION

SEGMENT DATA

	TWELVE MONTHS 2003
				Pre-tax Income (Loss) From Continuing Operations
	Revenue
						Pre-tax Margin
	External	Internal	Total
(Dollars in millions)
SEGMENTS
Global Services % change	$42,635 17.3%	$2,837 -0.6%	$45,472 16.0%	$4,499 23.0%		9.9%
Systems Group % change	14,002 10.7%	837 27.0%	14,839 11.5%	2,046 31.1%		13.8%
Personal Systems Group % change	11,387 3.1%	171 23.0%	11,558 3.3%	(118 -307.0	) %	-1.0%
Technology Group % change	2,871 -27.0%	805 -8.2%	3,676 -23.6%	(252 76.2	) %	-6.9%
Software % change	14,311 9.4%	1,613 31.7%	15,924 11.4%	3,808 7.1%		23.9%
Global Financing % change	2,827 -11.7%	1,300 38.4%	4,127 -0.4%	1,182 23.8%		28.6%
Enterprise Investments % change	1,065 4.2%	5 25.0%	1,070 4.3%	(252 14.0	) %	-23.6%
TOTAL SEGMENTS % change	89,098 9.6%	7,568 13.0%	96,666 9.9%	10,913 29.4%		11.3%
Eliminations/Other	33	(7,568)	(7,535)	(39)
TOTAL IBM % change	$89,131 9.8%	$0	$89,131 9.8%	$10,874 44.5%		12.2%

	TWELVE MONTHS 2002
				Pre-tax Income (Loss) From Continuing Operations
	Revenue
					Pre-tax Margin
	External	Internal	Total
(Dollars in millions)
SEGMENTS
Global Services	$36,360	$2,854	$39,214	$3,657	9.3%
Systems Group	12,646	659	13,305	1,561	11.7%
Personal Systems Group	11,049	139	11,188	57	0.5%
Technology Group	3,935	877	4,812	(1,057)	-22.0%
Software	13,074	1,225	14,299	3,556	24.9%
Global Financing	3,203	939	4,142	955	23.1%
Enterprise Investments	1,022	4	1,026	(293)	-28.6%
TOTAL SEGMENTS	81,289	6,697	87,986	8,436	9.6%
Eliminations/Other	(103)	(6,697)	(6,800)	(912)
TOTAL IBM	$81,186	$0	$81,186	$7,524	9.3%

8

Attachment II

Thanks and good morning. This is Hervey Parke, Vice President of Investor Relations for IBM, thank you all for joining us.

At this time, the opening page of the presentation should have automatically loaded, and you should be on Chart 1, the title page.

After the last chart in the presentation, we will provide you an index to go back to specific slides during the Q&A. Or, you can jump to any chart in the presentation at any time by clicking on the chart name on the scrolling list found on the left navigation bar.

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    There is a link on the index page so you can download the entire set of charts for printing.

    Or, there is a link to printer-friendly charts along the bottom of the presentation window so you can download them at any time.

  In roughly an hour, you will also be able to link to the prepared remarks using a link also found at the bottom of the presentation window.

  And finally, a replay of this Web cast will be available on this Web site by this time tomorrow.

Let me also point out that this presentation includes certain non-GAAP financial measures in an effort to provide additional information on the Company's results.

All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules. You will find reconciliation charts at the end.

Now, please click on the NEXT button and move to Chart 2.

Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM Web site, or from us in Investor Relations.

Please click again on the NEXT button for Chart 3.

Let me say a word about our late change to our earnings release process because we know it may have caused some of you an inconvenience.

Since this is a year-end closing of our results, we, like many companies this quarter, scheduled our earnings release a little later in the month than usual.

Added to this was the timing of the New Year and Martin Luther King holidays that came at awkward times in the week for our business processes.

However, we completed our analysis and were prepared to release our results before the Martin Luther King holiday weekend.

In the interest of investors, and rather than hold the results over the long weekend, we decided to move up our earnings release. So thank you all for joining us on short notice.

Now, let me turn the call over to John Joyce, IBM's Senior Vice President and Chief Financial Officer.

Thank you, Hervey.

In 2002 and again in 2003, we were cautious with our outlook for the information technology industry.

We characterized the IT environment at that time as "tough" or "remaining difficult."

Based on our customer insight and our 4th-quarter results, we feel that the environment is steadily improving.

In the 4th quarter, we delivered:

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  $25.9 billion in revenue, up 9% year-to-year and up 1% at constant currency

  •
  $3.9 billion in pretax income, up 43% as reported, but up 18% from last year before charges taken in the 4th quarter with the acquisition of PwC Consulting.

  •
  And earnings per share of $1.56, up 41%, but up 16% before those same charges.

Three months ago, we told you that the average Street expectations for revenue and earnings per share in the 4th quarter were reasonable.

However, there was concern by investors that the sequential growth from the 3rd to the 4th quarter was too aggressive.

I am pleased to report that we overachieved, delivering 20% sequential growth in revenue, and 53% sequential growth in earnings per share.

And Services signings were $17.3 billion, also above expectations.

For the full year 2003, we delivered:

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  Record revenues of $89.1 billion, up 10% year to year

  •
  $10.9 billion of pretax earnings, up 45% year to year, but up 12% year to year before the PwC Consulting charges and the 2nd-quarter actions last year.

  •
  Earnings per share of $4.34, up 41%, but up 10% before those same actions last year.

  •
  Net Cash from Operations was $14.6 billion, up $800 million year-to-year.

    It was $12.7 billion excluding Global Financing Receivables, up $2.2 billion year-to-year.

  •
  Our Balance Sheet remains strong.

    We have $7.6 billion on hand, and essentially no debt other than in support of our Financing business.

We are pleased with these results.

Underneath the top-level financials, there is evidence that our on demand strategy is taking hold. No competitor can match IBM's ability to help customers transform their businesses by integrating business value with information technology—tailoring business solutions to their industry needs.

In a recovering economy, the typical first step for customers is to update their information technology infrastructure, one that can be more responsive to change. Our strong Systems Group performance reflects this, up 18% year to year.

The more difficult work for customers is to develop strategies that transform and improve their business processes, ultimately improving their profitability. This is what drove our $17 billion in Services signings and our 12% growth in Software.

We have a clear competitive advantage with our on demand strategy as we enter 2004.

Now, if you'll click on the NEXT button for Chart 4, we'll get into our 4th-quarter results, starting with Revenue.

As I said, Total Revenue in the 4th quarter was up 9% as reported.

The strongest performance came from Hardware, up 12% as reported, and up 36% sequentially from the 3rd quarter.

zSeries servers were notably strong.

Revenue for Global Services was up 8% year-to-year as reported in the quarter.

Strategic Outsourcing maintained its steady growth, given its annuity-like character.

But Business Consulting Services declined, reflecting the current consulting market, and the fact that the acquisition of PwC Consulting occurred at the beginning of last year's 4th quarter. However, we are optimistic with the early development of our Business Transformation Offerings.

Software revenue grew 12% as reported. Our WebSphere family and Tivoli continued strong growth.

Global Financing revenue declined 12% as reported.

Income-generating assets were up, due to currency, and financing originations were up. But interest rates were down. And, used sales were flat from last year's 4th quarter.

Now please click on the NEXT button for Chart 5, and we'll discuss our revenue by geography.

Revenue growth was pretty consistent across the major geographies at constant currency.

  •
  In the Americas.

  •
  The US was stable, and

  •
  Canada declined, but

  •
  Brazil had a strong quarter.

  •
  In Europe performance was mixed.

  •
  Of our major countries there, Germany picked up slightly at constant currency from their 3rd-quarter pace, but the UK fell off.

  •
  Let me add that we had good performance in Eastern Europe.

  •
  In the Asia Pacific region there was little change to the earlier pattern.

  •
  Japan, which is about 60% of Asia Pacific's revenue, was flat at constant currency.

  •
  The ASEAN region had the strongest performance, followed by China and Australia.

Our OEM revenue, which makes up 3% of IBM's revenue, showed some improvement but was still down 14%.

  •
  Remember that, a key factor was our exiting the Electronic Card Manufacturing and Test business last year.

    Our remaining OEM business grew 5% in the quarter.

  •
  I'll expand on the OEM logic portion shortly.

Now let me give you an additional view of revenue, by customer set, Chart 6.

This chart reflects our five worldwide industry sectors, as well as our important Small and Medium Business customers. It excludes our OEM business.

We always emphasize that, while we report our results by brand and by geography, our go-to-market strategy is based on customer sets.

  •
  Our four largest customer sectors grew double-digits in the 4th quarter and full year—led by Financial Services.

Our focus has enabled us to become the clear industry leader with enterprise customers.

I will address our view of our enterprise customers' spending in 2004 in my closing remarks.

Now let's turn to Gross Profit, Chart 7.

Total gross profit margin in the 4th quarter was 38.4%, down 4 tenths of a point from last year's 4th quarter, but up 2.1 points from the 3rd quarter.

Global Services gross profit margin declined 1.5 points from last year's 4th quarter, and 3 tenths of a point from the 3rd quarter. We'll expand on this later.

Hardware gross profit margin was just below last year after rising 5.8 points from the 3rd quarter.

For Software, where revenue grew double digits, gross profit margin increased 1.8 points year to year.

I'll have some more on gross profit when I get into a discussion of the business units.

Now let's turn to Expense, Chart 8.

Total Expense and Other Income declined 6% in the 4th quarter, as reported, but that reflects charges we took in last year's 4th quarter of about $575 million, primarily associated with the acquisition of Price Waterhouse Coopers Consulting.

Without those charges last year, Total Expense and Other Income grew 3%.

With revenue growing 9%, Total Expense-to-revenue improved by 1.4 points.

Underneath this, SG&A expense-to-revenue improved nearly 2 points, although R&D grew a tenth of a point, reflecting acquisitions.

Now let me go through our "road map" of specific expense items that can help or hurt earnings in different ways quarter to quarter.

Two factors slowed earnings growth:

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  Consistent with each quarter this year, retirement-related plans, both pension and health, were a year-to-year hurt of $169 million.

  •
  And second, IP Income was down $48 million from last year's 4th quarter.

This quarter none of the deals was notable in size.

Full-year 2003 IP Income grew slightly year-to-year, although in 2004, we don't expect it to be a contributor to growth. However, it is important to understand that our technology leadership has strategic value beyond IP Income.

Our annual $5 billion investment in Research and Development, and our technology and patent portfolio, differentiate us from our competitors, giving us leverage across our business that no one else has.

And in 2003, IBM broke the single-year record for patents, and we extended our run as the world's most innovative company to 11 consecutive years.

Only one factor contributed materially to earnings growth.

  •
  Provisions against Accounts Receivable were $144 million less than last year's 4th quarter.

    As we've pointed out each quarter this year, the general economic environment as well as specific customer issues have stabilized and contributed to lower year-to-year charges.

    The overall credit rating of our customers has improved.

One last point on currency. As we've often pointed out, we have ongoing hedging programs that are intended to mitigate, although not eliminate, the volatility of currency.

    The impact of these hedging programs is principally reflected in Other Income and Expense as well as cost of goods sold.

    With the dollar's move during the 4th quarter, we probably did get a couple of pennies more help in the quarter than we might have expected 90 days ago.

    As we normally do, we have provided you a supplemental chart at the end of the presentation which benchmarks currency's potential future impact on revenue, assuming Tuesday's exchange rates.

Now let's turn to Cash Flow Analysis, Chart 9.

As I said in my introductory remarks, we had an outstanding year in cash generation.

This Cash Flow Analysis chart differs in one respect from our FAS 95 format you will find in the supplemental charts at the back.

Remember that it considers our Global Financing Receivables as an investment on which we make profit, not as Working Capital that we want to minimize for efficiency.

And the chart lays out the three broad categories of our investments, and what we return to shareholders in the form of stock buybacks and dividends.

So, Net Cash Provided from Operations, excluding the change in Global Financing Receivables, was $12.7 billion, up $2.2 billion from last year.

The principal drivers were better net income, continued focus on working capital management, and no US pension funding in 2003.

Receivables performance improved, and payables improved slightly as well.

Our US pension fund performed well in 2003. Its blend of investments returned nearly 22%.

Despite this strong performance, we will keep our expected long-term return at 8% for 2004. However, we will reduce our discount rate to 6%.

With these trends worldwide, and accounting for the market's performance in prior years, retirement related plans will have a year-to-year impact on earnings in 2004 that is about the same as in 2003.

Now lets look at our use of Cash for investments:

  •
  Net Capital Expenditures were $3.9 billion in 2003, down $600 million from last year, reflecting lower investments in our Microelectronics business as we complete our 300 millimeter facility.

    Let me make a subtotal here since many investors look at cash flow after Capital Expenditures.

    We generated $8.7 billion, $2.8 billion more than last year.

  •
  Next, Global Financing Receivables, net of changes in Global Financing Debt, were a use of $700 million in 2003.

  •
  Finally, with no major activity in the 4th quarter, acquisitions were $1.8 billion in 2003, driven by the acquisition of Rational Software in the 1st quarter and the post-closing adjustment of the Price Waterhouse Coopers Consulting acquisition completed in the 3rd quarter.

Next, we returned $5.4 billion dollars to investors.

  •
  $4.3 billion of this was through share repurchase which remains an important part of our financial model.

    We increased our rate of buyback again in the 4th quarter to $3 billion.

    We bought back approximately 50 million shares in 2003, and average diluted shares for the 4th quarter stood at 1.746 billion, up 1% from a year ago.

    We have $3 billion remaining from our last Board authorization.

  •
  And in 2003, we paid out $1.1 billion in dividends.

Now, please turn to Chart 10, and we'll discuss the Balance Sheet.

Our Balance Sheet grew stronger in 2003.

Our year-end cash on hand of $7.6 billion was up over $1.6 billion, despite our acquisitions.

Of our $24 billion of debt, essentially all of it was to support our Global Financing business, which was leveraged at 6.9 to 1. Very appropriate for that line of business.

We are well positioned to handle future opportunities.

Now let me turn to a discussion of some of the individual businesses, starting with Global Services, Chart 11.

Given the environment, Global Services had another solid quarter, with revenue at $11.4 billion, up 8% as reported.

Underneath this, Services revenue was up 8%, while maintenance was up 9%.

We believe we had strong share gains in 2003.

Total signings for Services this quarter were an encouraging $18.7 billion at spot exchange rates, or $17.3 billion at constant currency, consistent with our past reporting.

Speculation about the precise level of signings in any given quarter, as took place over the last couple of weeks, has proven to be of little value. It also misses the point that these signings should be viewed over a sustained period of time.

This quarter we signed:

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  21 deals greater than $100 million,

  •
  of which, three deals were greater than one billion dollars.

So for the year:

  •
  Long-term signings were up 5%.

    This includes Strategic Outsourcing, Business Transformation Outsourcing and US Federal Government business with Business Consulting Services.

    We are encouraged to see the accelerated traction in our BTO business, with signings in the quarter of nearly $3 billion.

  •
  And short-term signings were up 4% for the year, in spite of the economic challenges in that market place.

    This includes ITS and the remaining Business Consulting Services contracts.

The backlog for Global Services, including Strategic Outsourcing, BCS, IT Services and Maintenance, was estimated at $120 billion at the end of the quarter, our largest ever.

And we have a good pipeline of opportunity as we enter 2004.

Global Services gross profit margin at 25% was down year-to-year by 1.5 points. The key factors were:

  •
  continued price and cost pressures on Business Consulting Services—given the current industry demand,

  •
  rescopings of a handful of outsourcing contracts, and

  •
  the early stages of a new contract.

Pretax profit margin for the Global Services segment declined sequentially by 1.6 points, but this will improve in 2004.

Now, let's review the three major segments of Global Services:

Strategic Outsourcing, about 40% of Global Services revenue, was up 19% year-to-year.

Global Services continued to demonstrate its competitive advantage in delivering on demand solutions by leveraging its business transformational skills and its scale.

And e-business hosting, which provides web hosting infrastructure and application management as an Internet service, also continued its strong, profitable growth at 31%.

This quarter alone we added 450 customers, now providing services to nearly 50% of the Fortune 500.

Next, Integrated Technology Services, which was about 30% of Global Services and includes product support services and maintenance, increased 7%, driven by growth in our:

  •
  Business Continuity and Recovery Services,

  •
  hardware and site services, and

  •
  product maintenance.

And finally, the third segment of IGS, Business Consulting Services, which was about 30% of Global Services revenue.

This unit declined 2% year-to-year, but grew 11% sequentially. Our performance in the traditional consulting and systems integration business has been consistent with and, in several cases, better than our key competitors in the current weak market.

We are satisfied with the progress made in BCS during 2003. We are particularly pleased with the success of Business Transformation Outsourcing.

Although the revenue base is currently small, this quarter's BTO signings confirms our view that this business will develop into a significant growth driver through 2004 and into 2005.

The growth of our Consulting and Systems Integration business, currently most of BCS's total revenue, continues to be dependent on a sustained economic upturn.

  Although gross margins were up sequentially in all geographies, with EMEA improving over 3 points, we will take several steps throughout 2004 to continue to improve profitability. Specifically:

    •
    We are targeting roughly a 4-point improvement in utilization,

    •
    optimizing the labor mix, and

    •
    working to reduce our overhead costs by about 15%.

The formation of our Business Consulting Services a year ago was customer driven. And customers have given us very positive feedback on our vision, that the importance of linking technology to business transformation and improvement is absolutely correct. And our strong signings this quarter are a proof point.

And we have something that no one else has—our tight linkage with IBM Research, and other IBM business units, leveraging IBM's scope and scale.

So, overall, IBM Global Services:

  •
  executed strong signings, particularly in BTO

  •
  improved revenue performance in IT outsourcing, and

  •
  completed the integration of PwC Consulting into the new Business Consulting Services, retaining about 96% of our former PwC Consulting partners.

Now, Click on the NEXT button for Chart 12, and I'll discuss our Technology Group.

Total Revenue for the Technology Segment was down 18% year-to-year, although 12 points of the decline was due to divestitures.

The Technology Segment's loss of $34 million in the 4th quarter was an improvement over the 3rd quarter, reflecting stronger revenue and despite less IP income.

As you will recall from our analyst meetings last year, we have been refining our technology strategy over the past 18 months.

The objective is simple, to ensure that IBM remains the clear innovator and leader for those that matter most to us—our Systems customers—and our strategic semiconductor OEM clients.

The strategy is starting to show results.

First, and most importantly, Technology Group was able to meet the very strong demand for processors used in IBM systems. These processors include:

  •
  the POWER4+ used in the pSeries and iSeries, and

  •
  the multi-chip module for our zSeries servers, the world's most advanced and powerful servers.

These advanced technologies provide our Systems Group with a competitive advantage in performance and cost, key drivers for that Group's strong performance.

The capital to drive the strong profitability of our Systems Group has been invested in our the Technology Group. So as we have discussed, when we think of our technology investments, we just don't look at the Technology Group. We look at the return on invested capital in combination with our Systems Group. Together, the Systems and Technology groups generated a strong 20% Return on Invested Capital for 2003.

Also in the 4th quarter, the Technology Group made a significant announcement in its OEM business—that Microsoft had licensed IBM's processor technology for use in its next generation Xbox system.

We now provide the current generation processor for Nintendo Game Cube, and we're working on future systems with both Sony and Microsoft.

It says a lot about our technology advantage when these three leading companies all come to IBM for advanced processors.

Our Engineering and Technology Services business also continued to grow.

E&TS had its strongest revenue quarter to date.

Earlier this quarter E&TS announced a collaboration with The Mayo Clinic to design specialized MRI devices for hand and wrist injuries and continued to grow its backlog with new signings.

So we expect The Technology Group to be profitable for 2004, although the 1st quarter will be seasonally weak.

Now click on the NEXT button for Systems Group, Chart 13.

IBM's Systems Group ended a very strong year with 4th-quarter revenue growth of 18%. Full year revenue was up 11% year-to-year.

Customers continued to re-architect their infrastructures with the help of IBM to reduce cost and complexity and to enable an on demand computing environment.

We have taken two approaches to simplifying customers' infrastructure. We have extended mainframe technologies to our iSeries, pSeries, and storage products, and we have brought technology to our blade offerings for efficient management of low-end systems.

When industry results are available, we are confident they will show that IBM has retained the number one Server vendor share position, growing in every server segment.

4th-quarter gross profit margin for the Systems Group was stable, with strength in zSeries and storage offset by price and mix in the other server brands.

zSeries hardware revenue was up 33%.

MIPS were up over 60% year-to-year driven largely by the z990, T-Rex. In the 4th quarter, the z990 benefited by the availability of:

  •
  additional memory

  •
  additional I/O channels

  •
  additional processors, and

  •
  a full quarter of secure-key cryptography

These product enhancements, in combination with the pricing initiatives I told you about two quarters ago, drove strong customer acceptance.

Linux also continued to drive zSeries demand.

As an example, the City University of New York, the biggest urban university in the US, recently purchased a high-end z990 with 15 processors dedicated to Linux—the Linux equivalent of nearly 5,000 MIPS. The Linux workload will include e-mail, voice mail, calendaring and wireless support for two hundred and sixty thousand handheld devices.

IBM's zSeries are an integral part in our customers' restructuring into an on demand environment.

Our pSeries UNIX server revenue grew 12% year-to-year in the 4th quarter, and 13% for the full year.

We continued to see strong demand for our 64-bit POWER systems across our low-end, midrange, and high-end server offerings.

The p690 is the industry's most popular high-end server, with over 4000 systems shipped in the two years since the product was introduced in December of 2001. According to the independent research firm IDC, over the last eight quarters through the 3rd quarter of 2003, IBM shipped more high-end p690 systems than either HP's high-end Superdome UNIX system or Sun's high-end UNIX system.

We continued to see strong demand, and we believe we have gained significant share. This will be the sixth consecutive quarter of share gains for the pSeries.

iSeries revenue was up 2% year-to-year in the 4th quarter, and up 7% for the year.

This is the fourth consecutive quarter of revenue growth for the iSeries, and the first full year of growth in this brand in years.

The iSeries value proposition of a fully integrated, robust platform for mid-market customers continued to resonate in the marketplace. In 2003, iSeries has attracted over 2500 new customers to the platform.

  •
  One of four iSeries servers shipped with an Integrated xSeries Server or Integrated xSeries adapter. This enables the iSeries to consolidate Windows workload

  •
  And Linux revenue on iSeries had strong growth, up 10% sequentially from the 3rd quarter.

Total xSeries revenue grew a strong 20% year-to-year driven by shipment growth of 40% for xSeries servers.

Our 8-way scalable server shipments grew 48% year-to-year.

But perhaps more indicative of the strength of our business is the 45% year-to-year growth in 1- and 2-way servers where BladeCenter continued to take market share.

IBM is now the industry leader in blades, and just last week we announced the industry's most powerful 4-way blade solution at close to one-fourth the size of the competitor's offering.

We believe that when the industry data becomes available, IBM xSeries servers will have again gained revenue and volume share. And in the Americas, we expect that only one major vendor gained share for full-year 2003—and that's IBM.

Turning to storage, revenue for total storage hardware grew 14%, on strength in midrange disk and tape.

Total disk was up 9% year-to-year in the 4th quarter, up 10% for the full year.

Our Tape business also had strong growth with 21% year-to-year growth in the 4th quarter, the second consecutive quarter of double-digit growth.

IBM storage software offerings, in concert with the broadest spectrum of enterprise and midrange storage devices, provide customers unique value.

And once again, we believe that, when the industry data becomes available, IBM storage will have gained more than a point of revenue share in disk, and gained several points of share in Tape.

Now click on the NEXT button for Personal Systems Group, Chart 14.

Revenue from Personal Systems Group was up 16% year-to-year, driven by strong performance by our ThinkPad laptop computers.

ThinkPad revenue grew 35% year-to-year, driven by strong unit growth of over 40%.

Our Desktop PCs were down 6% year-to-year, with unit growth of 3%.

Driven by strong performance in mobile, we believe we will gain share in commercial PCs when the data becomes available.

Our surveys indicate that 57% of the customers bought IBM because of features like ThinkVantage Technologies which often provide savings greater than the initial price of the PC itself.

This segment had profit of $9 million. This turnaround was driven by:

  •
  strong revenue performance

  •
  improved expense management, and

  •
  inventory reductions in IBM, as well as in our PC channels.

With strong focus on Receivables, Payables and Inventory, the Personal Systems Group had positive impact on cash flow in 2003.

Now if you'll move to Chart 15, we'll cover Software.

Our software business, at $4.3 billion, grew 12% as reported.

  •
  Operating Systems were up 6%, while

  •
  Middleware was up 14%.

In 2003, our customers confirmed that our software business continued to play a key role in their efforts to build IT systems that are integrated, open, and flexible. All key elements of our on demand strategy.

As a result, in 2003 we believe we gained or held share in all key segments except for Lotus, which is in the midst of a product transition.

Now, let's look at our middleware software products.

The WebSphere family of software is the industry's most complete portfolio of infrastructure software for integrating and managing high-volume transactions.

It grew 10% in the quarter, and 12% for the year, exceeding the growth expectations of our largest competitor.

Within the WebSphere family, as the lower-function application server continued to commoditize, customers continued to focus on our higher-function WebSphere products. So, for example our Portals software grew 42%.

This software integrates Web-based applications, including advanced collaboration technology, on the user's desktop.

Rational surpassed our business case revenue and profit objectives for 2003.

Compared to Rational Corporation's reported numbers for the previous year, its 4th-quarter revenue grew 28%.

Rational continues to be the foundation of the industry's most complete, integrated set of development tools for business applications. Today, more than 600,000 software developers use Rational tools to plan and execute large software development projects, and 98 of the Fortune 100 companies use Rational tools to build better software.

Our Data Management software revenue grew 5%.

Our DB2 database software grew 3% in the quarter.

Enterprise Content Management software, which enables customers to manage all forms of unstructured data, grew 2% in the quarter. There was a slowdown in content management sales, primarily in Europe.

On the other hand, our DB2 database tools business grew 20% in the quarter.

Tivoli software grew revenue 17% for the quarter.

Tivoli's products are an important part of our on demand strategy, enabling businesses to securely automate many of their processes and gain operational efficiencies.

Tivoli Storage software grew 32%.

Tivoli Systems software grew 14% for the quarter.

Our largest competitors are expected to grow at low- to mid-single digits.

However, Tivoli Security software, against a strong 4th quarter last year, grew less favorably.

Lotus software was up 2% for the quarter.

We believe that our Lotus Notes family of products exited the year gaining momentum.

The new messaging platform, Lotus Workplace, a Java-based family of products, became generally available in late November. It received positive reaction from both our customers and industry analysts, and we added approximately 170 new customers on this new workplace platform.

While our advanced collaboration software revenue declined, more of our collaborative software is embedded in key products like our WebSphere portal software.

In addition to these five key brands, our Other Middleware, including our traditional host software products like CICS, Other Storage and Printer Software, grew 8% for the quarter.

Our momentum with Independent Software Vendors continued to build this quarter.

We signed nine Strategic Alliances, including expansions into Small and Medium Business.

We also signed 55 new ISV Advantage partnership agreements this quarter, bringing the total number of agreements for the year to 155.

These ISVs have committed to open standards and to lead with platforms such as DB2, WebSphere, Linux and eServer.

In 2003, we took a variety of actions in our software business to drive our on demand strategy forward:

  •
  We introduced new software to assist customers in integrating their businesses, including the DB2 Information Integrator and technology enhancements to WebSphere.

  •
  We expanded our portfolio with a number of strategic acquisitions, including Rational Software and Think Dynamics, and

  •
  We extended our commitment to help customers transform their businesses, including our new On Demand Center of Competency at our Silicon Valley Lab where customers and partners can test and implement new on demand solutions.

We are rapidly evolving our middleware business, including sales, marketing, development and ISV programs, to a greater focus on industry solutions and business transformation.

Now if you'll click on the NEXT button for Chart 16, I'll quickly wrap up.

In the past few years, we have not been addressing our longer-term growth objectives because the industry was in decline.

We felt it would be naive to talk about growth when we knew that our customers weren't spending.

No one really knew how long it was going to take for customers to work off the excess IT capacity of the late 90's.

But in 2003, we said that the industry had stabilized, and I would characterize 2004 as a year when the IT industry will begin its next growth cycle.

Over the longer term, you should expect IBM to grow revenues at mid to high single digits and earnings per share at low double digits.

In any given quarter or even year, our results will be stronger or weaker, and as we see these trends, we will discuss them with you.

I said in my opening remarks that we enter 2004 with clear competitive advantage.

It is because our on demand strategy is in place. We are able to help our customers integrate new business value and flexible IT infrastructure today—while our competitors are trying to catch up.

So 2004 will be a good year for IBM.

Based on what we know now, for full-year 2004—

  We could grow revenue a point or so faster then the current Street average—depending on your currency assumptions, But average earnings per share are consistent with our longer-term model—double-digit growth—and is reasonable at the current levels.

From a customer-set perspective:

  Our Small and Medium Business should report double-digit revenue growth, reflecting share gains.

  Our Financial and Public Sectors could also report double-digit revenue growth.

  Our Communications, Distribution and Industrial sectors may grow at more moderate rates.

From a brand profitability perspective:

  We expect to improve our Global Services segment profitability during the year, particularly in Business Consulting Services.

  We also expect to improve our OEM profitability.

Our customers' confidence is growing, and so is the confidence of the IBM team. And both are justified.

To transform their businesses, our customers are now doing more to integrate information technology with business value. They are looking for industry-specific solutions, not generic products and applications.

The IBM team has never been better equipped to help them with that integration and that transformation, tailored to each customer's needs.

So we look forward to continued share gains in 2004.

Now Hervey and I will take your questions.

Thanks, John.

Now, if you'll all go to the next chart, you'll find an index of all our slides that may be helpful during the Q&A.

Remember that we also have a few supplemental charts following the index.

OK Jackie, let's get started.

Attachment III

IBM 4Q 2003
Earnings Presentation

January 2004

1

        Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

        Those statements involve a number of factors that could cause actual results to differ materially.

        Additional information concerning these factors is contained in the Company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

2

IBM

3

IBM REVENUE

($B)	4Q03	B/(W) Rptd	Yr/Yr @CC	FY03	B/(W) Rptd	Yr/Yr @CC	% of FY Rev
Global Services	11.4	8%	(1%)	42.6	17%	9%	48%
Hardware	9.1	12%	4%	28.2	3%	(3%)	32%
Software	4.3	12%	2%	14.3	9%	2%	16%
Global Financing	0.7	(12%)	(18%)	2.8	(13%)	(18%)	3%
Enterprise Inv./Other	0.4	5%	(4%)	1.1	5%	(3%)	1%
IBM	25.9	9%	1%	89.1	10%	3%	100%

May not add due to rounding

4

IBM GEOGRAPHIC REVENUE

($B)	4Q03	B/(W) Rptd	Yr/Yr @CC	FY03	B/(W) Rptd	Yr/Yr @CC	% of FY Rev
Americas	10.6	4%	1%	38.1	5%	4%	43%
Europe/ME/A	9.1	17%	1%	29.1	20%	3%	32%
Asia Pacific	5.4	13%	3%	19.3	13%	5%	22%
OEM	0.7	(14%)	(14%)	2.6	(21%)	(22%)	3%
IBM	25.9	9%	1%	89.1	10%	3%	100%

May not add due to rounding

5

IBM REVENUE—KEY INDUSTRY SALES ORGS.

($B)	4Q03	B/(W) Yr/Yr	FY03	B/(W) Yr/Yr	% of FY Rev
Financial Svcs	6.7	17%	22.3	13%	26%
Public	4.1	11%	14.0	15%	16%
Industrial	3.4	12%	11.8	14%	14%
Distribution	2.3	1%	8.1	4%	9%
Communications	2.3	3%	8.0	8%	9%
Small/Medium	5.8	11%	19.8	14%	23%
All Sectors	25.2	10%	86.6	11%	100%

6

IBM GROSS PROFIT MARGIN

	4Q03	B/(W) Yr/Yr		FY03	B/(W) Yr/Yr		% of FY Rev
Global Services	24.8%	(1.5 pts	)	25.2%	(1.1 pts	)	48%
Hardware	31.0%	(0.2 pts	)	27.8%	0.7 pts		32%
Software	88.8%	1.8 pts		86.5%	2.1 pts		16%
Global Financing	52.2%	(3.0 pts	)	55.8%	(0.4 pts	)	3%
Enterprise Inv./Other	41.7%	8.8 pts		43.4%	0.8 pts		1%
IBM	38.4%	(0.4 pts	)	37.0%	(0.3 pts	)	100%

May not add due to rounding

7

IBM EXPENSE SUMMARY

($B)	4Q03	B/(W) Yr/Yr	Yr/Yr w/o Chgs*	FY03	B/(W) Yr/Yr	Yr/Yr w/o Chgs **
SG&A	4.9	10%	1%	17.9	5%	(5%)
RD&E	1.3	(12%)		5.1	(7%)
IP and Custom Dev. Income	(0.3)	(15%)		(1.2)	6%
Other Income and Expense	0.1	(7%)	(56%)	0.2	(5%)	nm
Interest Expense	—	36%		0.1	0%
Total Expense and Other Income	6.1	6%	(3%)	22.1	3%	(8%)
E/R%	23.5%	3.9 pts	1.4 pts	24.8%	3.2 pts	0.5 pts

* without $0.6B 4Q02 Actions

** without $1.6B 2Q02 and $0.6B 4Q02 Actions

nm = not meaningful

May not add due to rounding

8

IBM CASH FLOW ANALYSIS

($B)	FY02	FY03
Net cash from Operations (Cont. Ops.)	13.8	14.6
Less: GF Accounts Receivable	3.3	1.9

Net cash from Operations (Cont Ops), excl GF rec.	10.5	12.7
Investing Activities
Capital Expenditures, Net	(4.6)	(3.9)
GF A/R	3.3	1.9
GF Debt	(3.1)	(2.6)

Net GF Debt to A/R	0.2	(0.7)
Acquisitions	(3.2)	(1.8)
Divestitures	1.2	0.1
Return to shareholders
Share Repurchase	(4.2)	(4.3)
Dividends	(1.0)	(1.1)
Change in Non-GF Debt	(0.1)	(0.9)
Other	1.5	1.8
Discontinued Operations	(0.7)	(0.2)

Change in cash & marketable securities	(0.4)	1.7

May not add due to rounding

9

IBM BALANCE SHEET

($B)	Dec 2001	Dec 2002	Dec 2003
Cash & Marketable Securities	6.4	6.0	7.6
Non-GF Assets*	48.0	56.4	61.8
Global Fin. Assets*	35.9	34.1	35.0

Total Assets	90.3	96.5	104.5
Other Liabilities	39.7	47.7	53.0

Non-GF Debt	1.6	2.2	0.4
Global Fin. Debt	25.5	23.8	23.3

Total Debt	27.2	26.0	23.6

Total Liabilities	66.9	73.7	76.6
Equity	23.4	22.8	27.9
Non-GF Debt/Cap	7%	10%	1%
Global Fin. Leverage	6.8	6.9	6.9

* Excluding Cash & Marketable Securities

May not add due to rounding

10

GLOBAL SERVICES

Revenue $11.4B, +8%; -1% @CC

		Yr/Yr Delta
($B)
	4Q03	Yr/Yr		@Act.
Revenue	11.4	0.9		8%
Gross Profit	2.8	0.1		2%
Margin	25%	(1.5 pts	)
Revenue
Strategic Outsourcing				19%
Business Consulting Services				(2%)
Integrated Tech Services				7%
Maintenance				9%

4Q03 Signings
@ spot rates	$18.7B
@CC	$17.3B
Estimated Backlog	$120B

11

TECHNOLOGY GROUP

Segment Revenue $1.0B, -18% yr/yr
External Revenue $0.8B, -20% yr/yr

  •
  Revenue decline driven by exited businesses

  •
  External revenue down 5% net of divestitures

  •
  Segment loss of $34M

  •
  Sequential improvement on less IP

  •
  Continued yield improvements

  •
  OEM customer demand strengthening

  •
  Well-positioned for continued profit improvement

12

SYSTEMS GROUP

Revenue $4.9B, +18%; 8% @CC

  •
  Gaining share in all key segments

	4Q Rev Actual	GP%	FY Rev Actual	GP%
zSeries	33%	+	7%	+
pSeries	12%	-	13%	+
iSeries	2%	-	7%	-
xSeries	20%	-	17%	+
Total Storage	14%	+	10%	+

Systems Group	18%	Flat	11%	+

Technology*	(19%)	+	(25%)	+

Total	12%	+	3%	+

* Excluding sales to Systems Group

13

PERSONAL SYSTEMS GROUP

Revenue $3.5B, +16% yr/yr; 8% @CC

  •
  PC revenue growth driven by strong mobile growth

  •
  ThinkPad revenue up 35% yr/yr

  •
  Desktop revenue down 6% yr/yr

  •
  Segment profit of $9M

  •
  Improved expense management

  •
  Continued supply chain execution

  •
  IBM and channel inventory reductions

  •
  Positive impact on cash flow

14

SOFTWARE

Revenue $4.3B, +12%, 2% @CC

Brand Revenue	4Q03	FY03	FY Share
WebSphere Family	10%	12%	+
Data Management	5%	5%
DB2	3%	13%	=
Lotus	2%	1%	-
Tivoli	17%	12%	+
Rational	na	na	+
Other Middleware	8%	5%
GP Margin	+1.8 pts	+2.2 pts

15

16

IBM FINANCIAL SUMMARY

Continuing Operations

	4Q03	B/(W) Yr/Yr	Yr/Yr w/o Chgs*	FY03	B/(W) Yr/Yr	Yr/Yr w/o Chgs**
Revenue	25.9	9%		89.1	10%
@CC		1%			3%
GP%	38.4%	(0.4 pts )		37.0%	(0.3 pts )
E/R%	23.5%	3.9 pts	1.4 pts	24.8%	3.2 pts	0.5 pts
Pre-Tax Income	3.9	43%	18%	10.9	45%	12%
PTI%	15.0%	3.6 pts	1.1 pts	12.2%	2.9 pts	0.2 pts
Tax Rate	30.0%	(0.5 pts )		30.0%	(0.9 pts )
Shares (Diluted) (M)	1746	(1%)		1756	(1%)
EPS	$1.56	41%	16%	$4.34	41%	10%
Net Cash from Ops. (Ex. Global Fin. A/R)	$7.0B	$1.5B		$12.7B	$2.2B
Global Fin. Leverage				6.9	—
Non-GF Debt/Cap				1%	9 pts

*
without $0.6B 4Q02 Actions

**
without $1.6B 2Q02 and $0.6B 4Q02 Actions

S1

CURRENCY: YEAR-TO-YEAR COMPARISON

QUARTERLY AVERAGES PER US$

				@ 1/14 Spot
			1/14 Spot
	3Q03	4Q03		1Q04	2Q04
Euro Yr/Yr	0.89 13%	0.84 16%	0.79	15%	10%
Pound Yr/Yr	0.62 4%	0.59 8%	0.55	13%	12%
Yen Yr/Yr	117 2%	109 11%	106	11%	10%

IBM Revenue Impact	5 pts	8 pts		8-9 pts	6-7 pts

Negative Yr/Yr growth signifies a translation hurt

S2

IBM CASH FLOW (FAS 95)—FY

	FY02	FY03
($B)
Net Income from Continuing Ops.	5.3	7.6
Depreciation / Amortization	4.4	4.7
Working Capital / Other	0.8	0.4
GF A/R	3.3	1.9

Net cash provided by operating activities	13.8	14.6
Capital Expenditures, Net	(4.6)	(3.9)
Divestitures	1.2	0.1
Acquisitions	(3.2)	(1.8)
Other Investing	(0.3)	0.6

Net cash used in investing activities	(6.9)	(5.1)
GF Debt	(3.1)	(2.6)
Non-GF Debt	(0.1)	(0.9)
Dividends	(1.0)	(1.1)
Share Repurchase	(4.2)	(4.3)
Other	1.1	1.1

Net cash used in financing activities	(7.3)	(7.8)
Effect of exchange rate changes on cash	0.1	0.4
Discontinued Operations	(0.7)	(0.2)
Net change in cash & cash equivalents (Cont Ops)	(0.9)	1.9

May not add due to rounding

S3

IBM CASH FLOW (FAS 95)—QUARTER

	4Q02	4Q03
($B)
Net Income from Continuing Ops.	1.9	2.7
Depreciation / Amortization	1.2	1.2
Working Capital / Other	2.4	3.1
GF A/R	(1.1)	(2.3)

Net cash provided by operating activities	4.4	4.8
Capital Expenditures, Net	(1.3)	(1.1)
Divestitures	1.2	0.1
Acquisitions	(3.0)	(0.1)
Other Investing	(0.5)	0.4

Net cash used in investing activities	(3.6)	(0.6)
GF Debt	(0.8)	(0.3)
Non-GF Debt	0.3	0.7
Dividends	(0.3)	(0.3)
Share Repurchase	(0.1)	(3.0)
Other	0.3	0.4

Net cash used in financing activities	(0.5)	(2.5)
Effect of exchange rate changes on cash	0.1	0.2
Discontinued Operations	(0.1)	0.0
Net change in cash & cash equivalents (Cont Ops)	0.2	1.8

May not add due to rounding

S4

IBM CASH FLOW ANALYSIS—QUARTER

	4Q02	4Q03
($B)
Net cash from Operations (Cont. Ops.)	4.4	4.8
Less: GF Accounts Receivable	(1.1)	(2.3)

Net cash from Operations (Cont Ops), excl GF rec.	5.5	7.0
Investing Activities
Capital Expenditures, Net	(1.3)	(1.1)
GF A/R	(1.1)	(2.3)
GF Debt	(0.8)	(0.3)

Net GF Debt to A/R	(1.9)	(2.6)
Acquisitions	(3.0)	(0.1)
Divestitures	1.2	0.1
Return to shareholders
Share Repurchase	(0.1)	(3.0)
Dividends	(0.3)	(0.3)
Non-GF Debt	0.3	0.7
Other	0.4	0.7
Discontinued Operations	(0.1)	0.0

Change in cash & marketable securities	0.8	1.5

May not add due to rounding

S5

NON-GAAP FINANCIAL MEASURES

  •
  In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses the following non-GAAP information which management believes provides useful information to investors:

  •
  Management refers to growth rates at constant currency so that the business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company's businesses. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

  •
  Management provides selected 2nd and 4th quarter and fiscal year 2002 data excluding charges for special realignment and productivity actions to supply consistency in display with the January 2003 earnings presentation, provide comparability to 2003 data, and highlight the overall impact of those charges on year-to-year fluctuations. Reconciliation to their related GAAP measures is included herein.

  •
  Management excluded $100M of average resource restructuring from the 2nd quarter 2002 (and accordingly, in FY 2002) charges for special realignment and productivity actions as this represents an average recurring charge that is included in 2nd quarter 2003 results. Therefore, it would provide misleading trending data to include this amount in the impact of the 2nd quarter 2002 special actions.

  •
  Management includes a presentation of cash flows that excludes the effect of Global Financing Receivables and subtracts net capital investments from Net Cash from Operations. For a financing business, increasing receivables is the basis for growth. Receivables are viewed as an investment and an income-producing asset. Capital investments are necessary to grow and sustain the business. Therefore, management presents financing receivables as an investing activity and Net Capital Investments as a reduction of Net Cash from Operations. Management's view is that this presentation gives the investor the best perspective of cash available for investment or for distribution to shareholders. Reconciliation to Net Cash from Operations is provided herein.

S6

RECONCILIATION TO NET CASH FROM OPERATIONS
EXCLUDING GF RECEIVABLES AND
INCLUDING NET CAPITAL INVESTMENTS

($B)

	4Q03	Yr/Yr	FY03	Yr/Yr
Net cash from Operations (Cont. Ops.), excl GF rec incl Net Capital Investments	6.0	1.8	8.7	2.8
Less: Net Capital Investment	(1.1)	0.2	(3.9)	0.6

Net cash from Operations (Cont. Ops.), excl GF rec	7.0	1.5	12.7	2.2
Plus: GF Accounts Receivable	(2.3)	(1.2)	1.9	(1.4)

Net cash from Operations (Cont. Ops.)	4.8	0.4	14.6	0.8

May not add due to rounding

S7

RECONCILIATION FOR COMPARATIVE TRENDS

($B)
Continuing Ops

	2Q02 As Rptd	2Q02 Charges		2Q02 w/o Chgs	2Q03	B/(W) Yr/Yr As Rptd	B/(W) Yr/Yr w/o Chgs
Revenue	19.7			19.7	21.6	10%	10%
SG&A	5.3	1.1	*	4.1	4.5	16%	(8%)
Other (Income) & Expense	0.4	0.5		(0.1)	—	99%	nm
Total Expense & Other Income	6.7	1.6	*	5.0	5.5	17%	(10%)
E/R%	34%			26%	26%	8 pts	—
PTI	0.6	(1.6	)*	2.2	2.5	314%	11%
PTI%	3.0%			11.3%	11.4%	8 pts	—
Tax Rate	25.3%			29.9%	30.0%	(4.7 pts )	—
Inc. From Cont. Ops	0.4	(1.1	)*	1.6	1.7	288%	11%
Shares (Diluted) (M)	1730.4			1730.4	1763.7	(33)	(33)
EPS	$0.25			$0.89	$0.98	$0.73	$0.09

*
Excludes incremental charge to SG&A for average resource restructuring.

nm = not meaningful

May not add due to rounding

S8

RECONCILIATION FOR COMPARATIVE TRENDS

($B)
Continuing Ops

	4Q02 As Rptd	4Q02 Charges	4Q02 w/o Chgs	4Q03	B/(W) Yr/Yr As Rptd	B/(W) Yr/Yr w/o Chgs
Revenue	23.7		23.7	25.9	9%	9%
SG&A	5.4	0.5	4.9	4.9	10%	1%
Other (Income) & Expense	0.1	—	0.1	0.1	(7%)	(56%)
Total Expense & Other Income	6.5	0.6	5.9	6.1	6%	(3%)
SG&A/R%	23%		21%	19%	4 pts	2 pts
E/R%	27%		25%	24%	4 pts	1 pts
PTI	2.7	(0.6)	3.3	3.9	43%	18%
PTI%	11%		14%	15%	4 pts	1 pts
Tax Rate	29.5%		29.5%	30.0%	(0.5 pts )	(0.5 pts )
Inc. From Cont. Ops	1.9	(0.4)	2.3	2.7	42%	17%
Shares (Diluted) (M)	1728.7		1728.7	1745.7	(17)	(17)
EPS	$1.11		$1.34	$1.56	$0.45	$0.22

May not add due to rounding

S9

RECONCILIATION FOR COMPARATIVE TRENDS

($B)
Continuing Ops

	FY02 As Rptd	FY02 Charges		FY02 w/o Chgs	FY03	B/(W) Yr/Yr As Rptd	B/(W) Yr/Yr w/o Chgs
Revenue	81.2			81.2	89.1	10%	10%
SG&A	18.7	1.7	*	17.1	17.9	5%	(5%)
Other (Income) & Expense	0.2	0.5		(0.3)	0.2	(5%)	nm
Total Expense & Other Income	22.8	2.2	*	20.6	22.1	3%	(8%)
E/R%	28%			25%	25%	3 pts	—
PTI	7.5	(2.2	)*	9.7	10.9	45%	12%
PTI%	9%			12%	12%	3 pts	—
Tax Rate	29.1%			29.6%	30.0%	(0.9 pts )	(0.4 pts )
Inc. From Cont. Ops	5.3	(1.5	)*	6.8	7.6	43%	11%
Shares (Diluted) (M)	1730.9			1730.9	1756.1	(25)	(25)
EPS	$3.07			$3.95	4.34	$1.27	$0.39

*
Excludes incremental charge to SG&A for average resource restructuring.

nm = not meaningful

May not add due to rounding

S10

S11

ATTACHMENT IV

RECONCILIATION FOR RETURN ON INVESTED CAPITAL

IBM Return on Invested Capital = (Net Earnings) / (Invested Capital)

($B)	Systems	Tech	Combined
Net Earnings	1.4	(0.2)	1.3
Add: Allocated Tax Expense	0.6	(0.1)	0.5

Segment PTI	2.0	(0.3)	1.8
Invested Capital
Systems Group	3.8
Technology Group	2.5
All Other Segments	38.3

Total IBM	44.7

Long-Term Debt	16.8
Total Stockholders' Equity	27.9

Invested Capital	44.7

May not add due to rounding

        Management provided Return on Invested Capital for the Systems and Technology Groups as well as in combination. Return on Invested Capital is calculated by dividing Net Earnings by Invested Capital. Net Earnings is the Segment Pre-tax Income less an allocated tax provision based on the consolidated effective tax rate. Invested Capital is an allocation of IBM Long-Term Debt plus Stockholders' Equity based upon segment assets. Management uses this to measure returns on investments.

QuickLinks

SIGNATURE
IBM REPORTS 2003 FOURTH-QUARTER AND FULL-YEAR RESULTS
Full-Year 2003 Results
INTERNATIONAL BUSINESS MACHINES CORPORATION COMPARATIVE FINANCIAL RESULTS (Dollars in millions except per share amounts)
INTERNATIONAL BUSINESS MACHINES CORPORATION CONSOLIDATED STATEMENT OF FINANCIAL POSITION
INTERNATIONAL BUSINESS MACHINES CORPORATION SEGMENT DATA
INTERNATIONAL BUSINESS MACHINES CORPORATION SEGMENT DATA
IBM 4Q 2003 Earnings Presentation January 2004
IBM REVENUE
IBM GEOGRAPHIC REVENUE
IBM REVENUE—KEY INDUSTRY SALES ORGS.
IBM GROSS PROFIT MARGIN
IBM EXPENSE SUMMARY
IBM CASH FLOW ANALYSIS
IBM BALANCE SHEET
GLOBAL SERVICES Revenue $11.4B, +8%; -1% @CC
TECHNOLOGY GROUP Segment Revenue $1.0B, -18% yr/yr External Revenue $0.8B, -20% yr/yr
SYSTEMS GROUP Revenue $4.9B, +18%; 8% @CC
PERSONAL SYSTEMS GROUP Revenue $3.5B, +16% yr/yr; 8% @CC
SOFTWARE Revenue $4.3B, +12%, 2% @CC
IBM FINANCIAL SUMMARY
CURRENCY: YEAR-TO-YEAR COMPARISON
QUARTERLY AVERAGES PER US$
IBM CASH FLOW (FAS 95)—FY
IBM CASH FLOW (FAS 95)—QUARTER
IBM CASH FLOW ANALYSIS—QUARTER
NON-GAAP FINANCIAL MEASURES
RECONCILIATION TO NET CASH FROM OPERATIONS EXCLUDING GF RECEIVABLES AND INCLUDING NET CAPITAL INVESTMENTS
RECONCILIATION FOR COMPARATIVE TRENDS
RECONCILIATION FOR COMPARATIVE TRENDS
RECONCILIATION FOR COMPARATIVE TRENDS
RECONCILIATION FOR RETURN ON INVESTED CAPITAL